EXHIBIT 23.1

 CONSENT OF S.R. SNODGRASS, A.C., INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
QNB Corp.:

We consent to incorporation by reference in the registration statements (Nos. 333-91201 and 333-67588) of QNB Corp. on Form S-8 of our report dated April 15, 2005, relating to management's assessment of the effectiveness of internal control over financial reporting and to the effectiveness of internal control over financial reporting, and our report dated March 3, 2005, on QNB Corp.'s consolidated financial statements appearing in this amendment No.1 to the annual report on Form 10-K of QNB Corp. for the year ended December 31, 2004.


/s/ S.R. Snodgrass, A.C.
-----------------------------
Wexford, Pennsylvania
April 28, 2005